EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter and Six Months Ended June 30, 2012

WOOSTER, Ohio, July 31, 2012 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $624,000 or $0.21 per diluted share for the fiscal quarter ended June 30, 2012, as compared to $515,000 or $0.18 per diluted share for the fiscal quarter ended June 30, 2011. The increase in earnings was primarily due to a decrease in provision for loan losses and increased total noninterest income, partially offset by increased other operating expenses, decreased net interest income and increased provision for federal income taxes. The return on average equity and return on average assets for the 2012 quarter were 6.2% and 0.62%, respectively, compared to 5.3% and 0.50%, respectively, for the 2011 quarter.

Net interest income decreased $136,000 for the quarter ended June 30, 2012, compared to the quarter ended June 30, 2011. Interest income decreased $508,000 during the 2012 quarter due to continued overall low market interest rates compared to the 2011 quarter. The lower market rate environment resulted in new originations at lower yields, the downward repricing of existing adjustable rate loans, an increase in refinancing of existing mortgage loans and increased securities prepayments and amortization of purchase premiums. Interest expense decreased $372,000 mainly due to lower market interest rates paid on deposits and advances from the Federal Home Loan Bank of Cincinnati in the 2012 quarter compared to the 2011 quarter.

Provision for loan losses decreased $464,000 from a provision of $70,000 during the 2011 quarter to a reversal of $394,000 during the 2012 quarter. The decrease was mainly due to improvements in several factors included in management's analysis of the adequacy of the allowance for loan losses, most notably a decrease in the local unemployment rate and a decrease in the volume of new residential foreclosures in the local market. The improvement in these factors is supported by trend analysis of supporting factors including a reduction in the Bank's balance of foreclosed assets held for sale and a reduction in the Bank's balance of classified loans.

Noninterest income increased $52,000 for the quarter ended June 30, 2012 compared to the quarter ended June 30, 2011. The increase was mainly due to increased gain on the sale of residential mortgage loans of $31,000 and increased, but non-recurring, trust income of $18,000.

Noninterest expense increased $213,000 for the quarter ended June 30, 2012 compared to the quarter ended June 30, 2011. The increase was primarily due to a $323,000 increase in salaries and employee benefits, an increase in other operating expense of $123,000, partially offset with a decrease in provision for impairment on foreclosed assets held for sale of $252,000. Salaries and employee benefits increased $248,000 due to expenses associated with a Transfer and Assumption agreement announced via an 8-K filed on July 5, 2012 related to the Bank's Trust business.  The remainder was mainly due to the continued development of the Bank's comprehensive marketing and sales program. The strategic rationale for the Transfer and Assumption agreement is to partner with a stronger provider of trust services, who will absorb the operating expense overhead and assume the fiduciary risk associated with post-closing management of the trust accounts. The large decrease in the provision for impairment on foreclosed assets was due to the reduction in the balance of foreclosed assets held for sale during the first quarter of 2012.

For the six month period ended June 30, 2012, net income totaled $776,000 or $0.26 per diluted share, compared to net income of $920,000, or $0.32 per diluted share for the six month period ended June 30, 2011. The decrease in earnings was primarily due to an increase in salaries and benefits, increased other noninterest expenses and increased provision for loan losses, partially offset by increased noninterest income, reduced provision for impairment on foreclosed assets held for sale and reduced provision for federal income taxes. The return on average equity and return on average assets for the six month period ended June 30, 2012 were 3.9% and 0.38%, respectively, compared to 4.8% and 0.45%, respectively, for the six month period ended June 30, 2011.

Net interest income decreased $72,000 for the six months ended June 30, 2012 compared to the six months ended June 30, 2011. Interest income decreased $817,000 during the 2012 period due to continued overall low market interest rates compared to the 2011 period. The lower market rate environment resulted in new originations at lower yields, the downward repricing of existing adjustable rate loans, an increase in refinancing of existing mortgage loans and increased securities prepayments and purchase premium amortization. Interest expense decreased $745,000 mainly due to lower market interest rates paid on deposits and borrowings in the 2012 year to date period compared to the comparable 2011 period.

Provision for loan losses increased $201,000 to $393,000 during the 2012 six month period compared to the 2011 six month period. The increase was mainly due to an additional allocated allowance required for updated valuations on commercial real estate properties that serve as collateral for impaired loans partially offset with favorable changes in local economic factors, including unemployment and new residential foreclosures that are included in management's analysis of the adequacy of the allowance for loan losses.

Noninterest income increased $156,000 for the six months ended June 30, 2012 compared to the six months ended June 30, 2011 mainly due to increased gain on the sale of residential mortgage loans, increased non-recurring trust income, increased earnings on Bank-owned life insurance due to an additional purchase during the first quarter of calendar 2012 and increased fee income related to increased customer use of the Bank's debit card product.

Noninterest expense increased $98,000 for the six months ended June 30, 2012 compared to the six months ended June 30, 2011. The increase was mainly due to an increase in salaries and employee benefits of $519,000, mainly due to the trust transfer and assumption agreement discussed above, the costs related to the development of the Bank's marketing and sales program, a non-recurring health savings account contribution and increased post-retirement costs compared to the prior year. Other operating expenses increased $248,000, mainly due to increased marketing expenses. These increases were partially offset with a decline of $673,000 in the provision for impairment on foreclosed assets held for sale as the balance of foreclosed assets held for sale was significantly reduced during the first quarter of 2012.

At June 30, 2012, Wayne Savings Bancshares, Inc. reported total assets of $408.8 million, a decrease of $1.3 million from December 31, 2011. Cash and cash equivalents declined by $4.3 million partially offset with an increase in net loans of $3.4 million to $235.5 million at June 30, 2012 compared to $232.1 million at December 31, 2011. The allowance for loan losses totaled $3.6 million, or 1.52% of net loans, at June 30, 2012 compared to $3.9 million, or 1.66% of net loans, at December 31, 2011. Non-performing assets, which consist of loans on non-accrual status and real estate owned, totaled $5.4 million at June 30, 2012, or 2.27%, of total loans, a decrease of $1.7 million from the December 31, 2011 balance of $7.1 million, or 3.01% of total loans mainly due to the sale of a $1.2 million real estate owned commercial property during the first quarter. Nonaccrual loans declined $597,000 as the Bank incurred a charge-off of $597,000 during the current quarter. Deposits totaled $332.0 million at June 30, 2012, a $1.8 million, or 0.55%, decrease from $333.8 million at December 31, 2011. The decrease in cash was also used to pay down FHLB borrowings by $2.4 million during the six months.  Advances from the FHLB totaled $24.2 million at June 30, 2012 compared to $26.6 million at December 31, 2011. Stockholders' equity amounted to $40.1 million, or 9.82% of total assets at June 30, 2012, an increase of $424,000 from $39.7 million, or 9.68% of total assets at December 31, 2011. The increase in stockholders' equity was mainly due to net income of $776,000, partially offset by dividends declared of $382,000.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months ended June 30,
	2012	2011

Quarterly Results

Net Interest Income	$3,146	$3,282
Net Income	$624	$515
Earnings Per Share:
Basic	$ 0.21	$ 0.18
Diluted	$ 0.21	$ 0.18
Return on Average Assets (Annualized)	0.62%	0.50%
Return on Average Equity (Annualized)	6.22%	5.25%

	For the Six Months ended June 30,
	2012	2011

Year to Date Results

Net Interest Income	$6,342	$6,414
Net Income	$776	$920
Earnings Per Share:
Basic	$ 0.26	$ 0.32
Diluted	$ 0.26	$ 0.32
Return on Average Assets (Annualized)	0.38%	0.45%
Return on Average Equity (Annualized)	3.88%	4.76%

	June 30, 2012	December 31, 2011
End of Period Data

Total Assets	$408,813	$410,097
Stockholders' Equity to Total Assets	9.82%	9.68%
Shares Outstanding	3,004,113	3,004,113
Book Value Per Share	$13.36	$13.22

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data --- unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Interest income	$ 3,864	$ 4,372	$ 7,851	$ 8,668
Interest expense	718	1,090	1,509	2,254
Net interest income	3,146	3,282	6,342	6,414
Provision for loan losses	(394)	70	393	192
Net interest income after provision for loan losses	3,540	3,212	5,949	6,222
Noninterest income	493	441	961	805
Noninterest expense	3,215	3,002	6,000	5,902
Income before federal income taxes	818	651	910	1,125
Provision for federal income taxes	194	136	134	205
Net income	$ 624	$ 515	$ 776	$ 920

Earnings per share
Basic	$ 0.21	$ 0.18	$ 0.26	$ 0.32
Diluted	$ 0.21	$ 0.18	$ 0.26	$ 0.32

Dividends per share	$ 0.07	$ 0.06	$ 0.13	$ 0.12

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS

Cash and cash equivalents	$15,524	$19,816
Investment securities, net (1)	131,155	132,316
Loans receivable, net	235,483	232,099
Federal Home Loan Bank stock	5,025	5,025
Premises & equipment	7,153	7,165
Foreclosed assets held for sale, net	70	1,283
Bank-owned life insurance	8,579	7,193
Other assets	5,824	5,200
TOTAL ASSETS	$408,813	$410,097

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$332,008	$333,848
Other short-term borrowings	8,318	5,278
Federal Home Loan Bank Advances	24,157	26,597
Accrued interest payable and other liabilities	4,191	4,659
TOTAL LIABILITIES	368,674	370,382

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	35,980	35,986
Retained earnings	17,027	16,635
Shares acquired by ESOP	(613)	(655)
Treasury Stock, at cost - 974,618 shares	(14,530)	(14,530)
Accumulated other comprehensive income	1,877	1,881
TOTAL STOCKHOLDERS' EQUITY	40,139	39,715

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$408,813	$410,097
(1) Includes held to maturity classifications.
CONTACT: Myron Swartzentruber
         Senior Vice President
         Chief Financial Officer
         (330) 264-5767